Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of ZyVersa Therapeutics, Inc. (the “Company”) on Form S-8 (File No. 333-272106 and File No. 333-277062) of our report dated March 25, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of ZyVersa, Therapeutics, Inc. as of December 31, 2023 and for the year ended December 31, 2023, which report is included in this Annual Report on Form 10-K of ZyVersa Therapeutics, Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

New York, NY

March 25, 2024